Exhibit 10.1
SEPARATION AGREEMENT, GENERAL RELEASE
OF ALL CLAIMS AND COVENANT NOT TO SUE
     This Separation Agreement, General Release of All Claims and Covenant Not to Sue (the “Agreement”) is entered into as of the 5th day of June, 2006 by and between LHC Group, Inc. (hereinafter “Company”) and R. Barr Brown (hereinafter “Employee”).
     WHEREAS, Employee is currently employed by Company as Senior Vice President and Chief Financial Officer (“CFO”) pursuant to an Employment Agreement dated January 2005 and amended in April, 2005 (the “Employment Agreement”); and
     WHEREAS, Employee desires to voluntarily terminate his employment with Company and resign from the Company’s Board of Directors in order to pursue other employment opportunities; and
     WHEREAS, Company has accepted Employee’s voluntary resignation and has agreed to provide severance benefits to Employee, which the parties agree are above and beyond what Employee would be entitled to under his Employment Agreement; and
     WHEREAS, the parties to this Agreement desire to resolve all issues between them relating to Employee’s employment and the resignation of that employment;
     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Employee agree as follows:
1.	Termination of Employment.
          Employee’s last day of employment shall be June 30, 2006 (the “Resignation Date”). Employee and Company mutually acknowledge and agree that Employee and Company have met all of their respective obligations under all agreements between Company and Employee governing the Employee’s employment and/or compensation or benefits, including but not limited to the Employment Agreement. The parties agree that, except for the Separation Pay, Health Insurance Benefits and Quarterly Bonus specifically provided for in Paragraph 2 of this Agreement, Company shall owe no additional amounts to Employee for wages, commissions, back pay, severance pay, bonuses, retirement benefits, stock awards, stock options, change of control payments, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason after the Resignation Date. Employee acknowledges that if the Company hires a new Senior Vice President and Chief Financial Officer prior to the Resignation Date, Employee will continue to work as an employee of the Company through the Resignation Date, but will not hold the office of Senior Vice President and Chief Financial Officer. Further, Employee acknowledges that his tenure as a member of the Company’s Board of Directors shall terminate at the 2006 annual meeting of the Company’s stockholders, which is scheduled for June 13, 2006.

2.	Severance Benefits.
          (a) In consideration of Employee’s promises herein, including but not limited to the release and covenant not to sue contained in Paragraph 3 of this Agreement, Company agrees to continue to pay Employee at his current annual salary of Two-Hundred-Seventy-Five-Thousand Dollars and Zero Cents ($275,000.00) for the period through and including September 30, 2006 (the “Separation Pay”). This Separation Pay shall be paid out in accordance with Company’s normal payroll practices and shall be subject to all applicable federal, state and local tax withholdings. Additionally, in the event that Employee elects to continue his health insurance benefits pursuant to COBRA, Company agrees to pay those COBRA premiums through and including September 30, 2006 (the “Health Insurance Benefits”). In the event that Employee fails to execute the additional general release of claims referenced in Paragraph 12 of this Agreement, Company shall have no obligation to pay, and Employee shall not be entitled to receive, the Separation Pay and Health Insurance Benefits.
          (b) In addition to the Separation Pay and Health Insurance Benefits, Employee shall be entitled to receive his Short-Term Cash Incentive (the “Quarterly Bonus”) for the Third Quarter of 2006, provided that Company meets its EPS target and any other applicable prerequisites and conditions precedent for payment of the Quarterly Bonus. Employee acknowledges and agrees that he will not be eligible to receive any additional bonus payments under the Short-Term Cash Incentive Plan, including but not limited to any “true up” payment to be made at the end of 2006. Employee further acknowledges and agrees that he shall not be eligible to receive any Long Term Stock Incentive (Annual Stock Award) for 2006.
          (c) As of the Resignation Date, Employee owns 219,723 shares of the Company’s outstanding $0.01 par value common stock that was granted under either the Company’s 2005 Long-Term Incentive Plan (the “LTIP”) or the Company’s 2003 Key Employee Equity Participation Plan and which is fully vested (the “Vested Shares”). The Vested Shares shall remain outstanding and shall continue to be held by Employee following the Resignation Date. As of the Resignation Date, Employee owns 8,731 shares of unvested restricted stock that was granted under the LTIP (the “Unvested Shares”). As of the Resignation Date, the Unvested Shares shall be forfeited by Employee and shall no longer remain outstanding. Employee shall have no further rights with respect to the Unvested Shares.
          (d) The parties acknowledge and agree that the above payments and agreements have been negotiated and agreed upon voluntarily by both parties. The parties also acknowledge and agree that these amounts exceed any and all pay and benefits to which Employee already may have been entitled by contract or law, or for any other reason, and that they constitute good, valuable and sufficient consideration for Employee’s covenants and agreements contained in this Agreement.
3.	Release Of All Claims And Potential Claims Against Company and Covenant Not To Sue.
     In consideration of the payments made to him by Company and the other covenants and promises contained in this Agreement, Employee, with the intention of binding himself and all of his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Company and all of its past and present officers, directors, stockholders, employees, agents, parent corporations, predecessors, subsidiaries, affiliates, estates, successors, assigns, partners and attorneys (hereinafter “Releasees”) from any and all claims, charges, actions, causes of action, sums of money due, suits, debts, covenants, contracts, agreements, rights, damages, promises, demands or liabilities (hereinafter collectively referred to as “Claims”) whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Employee, individually or as a member of any class, now has, owns or holds or has at any time heretofore ever had, owned or held against Company or any of the Releasees, including but not limited to those Claims arising out of or in any way connected with Employee’s employment with Company or any of the other Releasees or the termination of any such employment relationship. This release and covenant not to sue includes, but is not limited to, claims for infliction of emotional distress, claims for defamation, claims for personal injury of any kind, claims for breach of contract, claims for harassment and claims arising under federal, state or local laws prohibiting employment discrimination and claims growing out of any legal restrictions on Company’s rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law. Employee specifically acknowledges and agrees that his release and covenant not to sue includes, but is not limited to, any and all rights under federal and state employment laws including without limitation the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, 29 U.S.C. § 621, et seq., the Civil Rights Act of 1964 (“Title VII”), as amended (including amendments made through the Civil Rights Act of 1991), 42 U.S.C. § 2000e, et seq., 42 U.S.C. § 1981, as amended, the Americans With Disabilities Act (“ADA”), as amended, 42 U.S.C. § 12101, et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, 29 U.S.C. § 301, et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act of 1993 (“FMLA”), as amended, 29 U.S.C. § 2601 et seq., the Fair Labor Standards Act (“FLSA”), as amended, 29 U.S.C. § 201 et seq. the Employee Polygraph Protection Act of 1988, 29 U.S.C. § 2001, et seq., and all state and federal workers’ compensation laws. Employee warrants that he has not filed any type of claim against Company.
4.	Non-Admission of Liability.
          Employee and Company agree that this Agreement shall not in any way be construed or interpreted as an admission of liability or wrongdoing by Company or Employee, any such liability or wrongdoing being expressly denied.
5.	Nondisparagement.
          Employee agrees and covenants that he will not make any derogatory or disparaging statements about or relating to Company, its business practices, its products or its employment practices. In exchange, Company agrees to issue the mutually agreed upon press release pertaining to Employee’s voluntary termination of employment.
6.	Return of Materials.
          Employee agrees to return all documents, materials, equipment, keys, Company credit cards, financial information, customer information, Trade Secrets (as defined by applicable state or federal law), sales information, contracts, order information, customer contact information, correspondence relating to Company, a customer or any Releasee, computer data and other material and information relating to Company, any of the Releasees or Company’s business and not to retain or provide to anyone else any copies thereof. By executing this Agreement, Employee warrants and agrees that he shall return all such information and material to the Company no later than 5:00 p.m. on June 30, 2006.

7.	Confidentiality of this Agreement.
          The provisions of this Agreement shall be held in strictest confidence by Employee and Employee shall not publicize or disclose the terms of this Agreement, including any communications leading up to the execution of this Agreement, in any manner whatsoever; provided, however, that Employee may disclose the terms of this Agreement: (a) to Employee’s immediate family; (b) to Employee’s attorney, accountant, and financial advisor; and (c) as required by order of a court of competent jurisdiction or as otherwise required by law.
8.	Acknowledgment.
          Company hereby advises Employee to consult with an attorney prior to executing this Agreement. Employee expressly acknowledges and agrees that he has read this Agreement carefully, that he has had ample time and opportunity to consult with an attorney or other advisor of his choosing concerning his execution of this Agreement, that Company has advised him, and hereby does advise him, of his opportunity to consult an attorney or other advisor and has not in any way discouraged him from doing so, that he fully understands that this Agreement is final and binding, that this Agreement contains a release of potentially valuable claims, and that the only promises or representations he has relied upon in signing this Agreement are those specifically contained in the Agreement itself. Employee also acknowledges and agrees that he has been offered at least twenty-one (21) days to consider this Agreement before signing and that he is signing this Agreement voluntarily, after consulting with his attorney, with the full intent of releasing Company from all claims.
9.	Effective Date and Revocation.
          This Agreement shall become effective and enforceable at 12:01 a.m. on the eighth (8th) day immediately following the date of execution of this Agreement and the parties agree that Employee may revoke the Agreement at will prior to that time by giving written notice of the revocation to Company. Such notice must be delivered to Keith G. Myers, President and Chief Executive Officer of the Company, and must be received by him at or before the above-mentioned eighth-day deadline. Employee agrees that, if he revokes the Agreement prior to that time, he will return to Company any and all payments already received pursuant to this Agreement. The Agreement may not be revoked after expiration of the above-described revocation period and, if after such time, Employee attempts to rescind, revoke or annul this Agreement or if he attempts at any time to make, assert or prosecute any claim(s) covered by the release contained in Paragraph 3 above, he will, prior to filing or instituting such claim(s), return to Company any all payments already received by him under this Agreement, plus interest at the highest legal rate, and, if Company prevails in defending the enforceability of any portion of the Agreement or in defending itself against any such claim brought by Employee, he will pay Company ‘s attorney’s fees and costs incurred in defending itself against the claim(s) and/or the attempted revocation, recission or annulment; provided, however, that Employee shall not be required to repay the monies paid to him under the terms of this Agreement or pay Company all of its attorneys’ fees and costs incurred in its defense of Employee’s action (except those attorneys’ fees or costs specifically authorized under federal or state law) in the event that Employee seeks to challenge his waiver of claims under the ADEA. Nothing in this Agreement shall limit Company’s rights to seek and obtain other remedies for breach of this Agreement.

10.	Governing Law.
          This Agreement shall be governed by and construed in accordance with the laws of the state of Louisiana.
11.	Voluntary and Knowing Execution.
          Each of the parties to this Agreement certify that they have read this Agreement in its entirety and fully understand its contents and effect. Each of the parties to this Agreement acknowledges that this Agreement is made and executed by and of their own free will. The parties recognize that this Agreement and the release called for by Exhibit A is a full, final and complete release of all claims.
12.	General Release To Be Executed Upon Termination Date.
          In consideration for the Severance Pay and Health Insurance Benefits, and as a material precondition to Employee’s receipt of the Separation Pay and Health Insurance Benefits, Employee agrees that upon Resignation Date he will execute a general release of the Company in the form of Exhibit A hereto.
13.	Authority.
          Employee and Company represent and warrant each to the other that (i) each has all requisite power and authority to enter into this Agreement, and (ii) this Agreement has been duly authorized, executed and delivered by each of them and constitutes a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms.
14.	Counterparts.
          The parties agree that this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
15.	Severability.
          With the exception of the release contained in Paragraph 3 above, if any provision of this Agreement is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this Agreement and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable in lieu of the unforceable provision. In the event that the release contained in Paragraph 3 above is unenforceable or is held to be unforceable, the parties understand and agree that the remaining provisions of the Agreement shall be rendered null and void and that neither party shall have any further obligation under any provision of this Agreement.

16.	Entire Agreement.
          Except as otherwise provided below in this Paragraph 16 of this Agreement and the release provided for in Section 12, the parties hereto acknowledge and agree that this Agreement contains the entire agreement between Employee and Company with respect to the subject matter hereof and that it supersedes and invalidates any previous agreements or contracts to the contrary, including but not limited to the Employment Agreement. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect. Notwithstanding the foregoing, nothing contained in this Agreement shall invalidate or otherwise impair the enforceability of the covenants set forth in Section 14 of the Employment Agreement (as amended), which shall remain in full force and effect.
[SIGNATURES ON FOLLOWING PAGE]

     The parties hereby agree to all of the above terms and signify their agreement by their signatures below.

R. BARR BROWN

/s/ R. Barr Brown

DATE: June 5, 2006

LHC GROUP, INC.

	By:	/s/ Keith G. Myers

	Name:	Keith G. Myers
	Title:	President and Chief Executive Officer

DATE: June 5, 2006

EXHIBIT A
GENERAL RELEASE OF ALL CLAIMS
AND COVENANT NOT TO SUE
     This General Release of All Claims and Covenant Not to Sue (this “Agreement”) is entered into as of the 1st day of July, 2006 by R. Barr Brown (hereinafter “Employee”) in favor of LHC Group, Inc. (hereinafter “Company”).
     WHEREAS, Employee was employed by Company as Senior Vice President and Chief Financial Officer (“CFO”) pursuant to an Employment Agreement dated January 2005 and amended in April  , 2005 (the “Employment Agreement”); and
     WHEREAS, Employee voluntarily terminated his employment with Company and resigned from the Company’s Board of Directors in order to pursue other employment opportunities; and
     WHEREAS, Company and Employee entered into a Separation Agreement, General Release of All Claims and Covenant Not to Sue, dated June 5, 2006 (the “Separation Agreement”) pursuant to which Employee agreed to enter into this Agreement on his last day of employment with Company.
     NOW THEREFORE, in consideration of the covenants and agreements set forth in the Separation Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee agree as follows:
     In consideration of the payments made to him by Company and the other covenants and promises contained in the Separation Agreement, Employee, with the intention of binding himself and all of his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Company and all of its past and present officers, directors, stockholders, employees, agents, parent corporations, predecessors, subsidiaries, affiliates, estates, successors, assigns, partners and attorneys (hereinafter “Releasees”) from any and all claims, charges, actions, causes of action, sums of money due, suits, debts, covenants, contracts, agreements, rights, damages, promises, demands or liabilities (hereinafter collectively referred to as “Claims”) whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Employee, individually or as a member of any class, now has, owns or holds or has at any time heretofore ever had, owned or held against Company or any of the Releasees, including but not limited to those Claims arising out of or in any way connected with Employee’s employment with Company or any of the other Releasees or the termination of any such employment relationship. This release and covenant not to sue includes, but is not limited to, claims for infliction of emotional distress, claims for defamation, claims for personal injury of any kind, claims for breach of contract, claims for harassment and claims arising under federal, state or local laws prohibiting employment discrimination and claims growing out of any legal restrictions on Company’s rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law. Employee specifically acknowledges and agrees that his release and covenant not to sue includes, but is not limited to, any and all rights under federal and state employment laws including without limitation the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, 29 U.S.C. § 621, et seq., the Civil Rights Act of 1964 (“Title VII”), as amended (including amendments made through the Civil Rights Act of 1991), 42 U.S.C. § 2000e, et seq., 42 U.S.C. § 1981, as amended, the Americans With Disabilities Act (“ADA”), as amended, 42 U.S.C. § 12101, et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, 29 U.S.C. § 301, et seq., the Worker Adjustment and

Retraining Notification Act, 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act of 1993 (“FMLA”), as amended, 29 U.S.C. § 2601 et seq., the Fair Labor Standards Act (“FLSA”), as amended, 29 U.S.C. § 201 et seq. the Employee Polygraph Protection Act of 1988, 29 U.S.C. § 2001, et seq., and all state and federal workers’ compensation laws. Employee warrants that he has not filed any type of claim against Company.
     The undersigned hereby agrees to all of the above terms and signifies his agreement by his signatures below.

R. BARR BROWN

DATE: